Exhibit 5(a)

September 26, 2008

Texas Competitive Electric Holdings Company

(and other registrants)

1601 Bryan St.

Dallas, Texas 75201

Ladies and Gentlemen:

I am Vice President and Associate General Counsel of EFH Corporate Services Company, a wholly owned subsidiary of Energy Future Holdings Corp., a Texas corporation. As such, I have acted as counsel to Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company and TCEH Finance, Inc., a Delaware corporation (together, the “Issuer”), Energy Future Competitive Holdings Company, a Texas corporation, (the “Parent Guarantor”) and each of the subsidiary guarantors of Texas Competitive Electric Holdings Company LLC (collectively, the “Subsidiary Guarantors,” and together with the Parent Guarantor, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of (i) $3,000,000,000 aggregate principal amount of 10.25% Senior Notes due 2015 (the “Cash-Pay Exchange Notes”), (ii) $2,000,000,000 aggregate principal amount of 10.25% Senior Notes due 2015, Series B (the “Series B Cash-Pay Exchange Notes”) and (iii) $1,750,000,000 aggregate principal amount of 10.50%/11.25% Senior Toggle Notes due 2016 (the “Toggle Exchange Notes” and, together with the Cash-Pay Exchange Notes and the Series B Cash-Pay Exchange Notes, the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of October 31, 2007 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Issuer will offer (i) the Cash-Pay Exchange Notes in exchange for $3,000,000,000 aggregate principal amount of its outstanding 10.25% Senior Notes due 2015, (ii) the Series B Cash-Pay Exchange Notes in exchange for 2,000,000,000 aggregate principal amount of its outstanding 10.25% Senior Notes due 2015, Series B and (iii) the Toggle Exchange Notes in exchange for $1,750,000,000 aggregate principal amount of its outstanding 10.50%/11.25% Senior Toggle Notes due 2016.

In so acting, I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

I have assumed further that the execution, delivery and performance by the Issuer and each Guarantor of the Indenture, the Exchange Notes and the Guarantees do not breach or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent Guarantor or the Issuer or any of their subsidiaries is a party or by which the Parent Guarantor or the Issuer or any of their subsidiaries is bound or to which any of the property or assets of the Parent Guarantor or the Issuer or any of their subsidiaries is subject.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.	When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2.	When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

My opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I express no opinion as to the validity, legally binding effect or enforceability of any provision of the Indenture or the Exchange Notes that requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, I express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Sections 4.15(2), 10.01 and 12.07 of the Indenture or (ii) Section 10.01 and 12.13 of the Indenture relating to severability.

I do not express any opinion herein concerning any law other than the law of the State of New York, the law of the State of Texas, the federal law of the United States and the Delaware Limited Liability Company Act.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Andrew M Wright

Andrew M Wright